Exhibit 10.1
DATED: 1 May 2008
ALLIED HEALTHCARE GROUP LIMITED
- and -
PAUL WESTON

EMPLOYMENT AGREEMENT

Allied Healthcare Group Executive Service Contracts) — March 2005

AGREEMENT dated 1 May 2008
BETWEEN
(1)	ALLIED HEALTHCARE GROUP LIMITED whose registered office is at Stone Business Park, Brooms Road, Stone, Staffordshire ST15 OTL (“the Company”) and

Paul Weston (“the Executive”) of Oak House, Blymhill Common, Shropshire, TF11 8JP
Meaning of words used
1.	In this Agreement the following expressions have the following meanings: -

“Board”	the Board of Directors of the Company from time to time and any other person or persons authorised by the Board as its representative for the purposes of this Agreement;

“Commencement Date”	1st May 2008

“Group”	the Company and any holding company for the time being of the Company or any subsidiary for the time being of the Company or of any such holding company (as defined in Section 736 of the Companies Act 1985 as amended);

“Group Company”	any company in the Group.
Previous agreements
2.	Save for reference to Company policies and procedures which do not form part of terms and conditions of employment but will be used for guidance purposes, this Agreement contains the entire and only agreement and will govern the relationship between the Company and the Executive from the Commencement Date in substitution for all previous agreements and arrangements (whether written, oral or implied) between the Company or any Group Company and the Executive relating to the Executive’s services all of which will be deemed to have terminated by consent with effect from the Commencement Date.
Allied Healthcare Group Executive Service Contracts) — March 2005

3.	Title and notice

3.1	The Company will employ the Executive as Chief Financial Officer Designate from 1st May 2008 and as Chief Financial Officer from 1st January 2009 or earlier as agreed on the terms and conditions of this Agreement from the Commencement Date unless and until this Agreement is terminated by either party giving the other written notice in accordance with Clause 3.2.

3.2	Either party shall give the other six (6) months written notice of their intention to terminate this Agreement subject to any overriding notice requirements pursuant to Section 86 Employment Rights Act 1996. Any notice of termination given by the Executive to the Company in excess of the required length shall take effect as notice of the required length commencing on the date it was given.

3.3	The Company has the discretion to terminate the Executive’s employment immediately by paying salary in lieu of notice (less any tax which the Company may be required to deduct) in the event of a finding of Gross Misconduct pursuant to the Company’s Disciplinary Procedure.

3.4	The Company has the discretion to terminate the Executive’s employment immediately by paying salary in lieu of the remainder of the notice period if at the Company’s request the Executive has worked during part of any notice period provided by either the Company or the Employee.

3.5	Notwithstanding the provisions of Clause 3.1 the Executive’s employment will terminate automatically on his 65th birthday unless otherwise agreed by the Company and Executive.

3.6	The Executive’s continuous employment with the Company for the purposes of the Employment Rights Act 1996 commenced on 13 September 2004.

3.7	In the event of the Executive’s position being terminated due to acquisition or take over, Allied Healthcare Group will remunerate the Executive the equivalent of 12 months salary in lieu of notice.
Allied Healthcare Group Executive Service Contracts) — March 2005

Duties
4.1	The Executive will carry out the duties and functions, exercise the powers and comply with the instructions assigned or given to him from time to time by the Board. Except when prevented by illness, accident or holiday, the Executive will devote all of his working time to the affairs of the Company and where appropriate the Group and do his best to promote their interests provided that the Board may at any time for any reason require the Executive to cease performing and exercising all or any of his duties, functions or powers.

4.2	The Executive will if and so long as he is so required by the Company carry out duties for and/or act as officer or employee of any other Group Company.
Place of work
5.	The Executive will perform his duties principally at the Head Office location of the Company or any other place of business of the Company or of any Group Company as the Company requires and it is a condition of the Executive’s employment that he complies with any such requirement, subject to reasonable requirements for daily travel. The Executive will not be required to go to or reside anywhere outside the United Kingdom except for occasional visits in the ordinary course of his duties.
Hours of work
6.	The Company’s normal hours of work are 37 1/2 hours per week Monday to Friday but the Executive will be required to work additional hours without additional remuneration in order to meet the requirements of the business and for the proper performance of his duties.
Remuneration
7.1	Effective 1st May 2008 the Company will pay the Executive an annual salary of £155,000 (or any higher rate notified to him by the Board). Salary will accrue from day to day and be payable in arrears by equal monthly instalments on or around the 28th of each month.
Allied Healthcare Group Executive Service Contracts) — March 2005

7.2	At the discretion of the Board the Company may from time to time make additional payments to the Executive in the form of bonuses. Any payments will be determined in accordance with such formula as may be agreed from time to time between the Executive and the Company linked to the budgeted levels of gross profit and/or performance targets or criteria. The bonus is a discretionary payment and will only be payable subject to the individual’s terms and conditions of the relevant bonus scheme being satisfied. Participation in any bonus scheme for any year does not confer on the Executive any right to the continuation of any bonus scheme or to participation in any bonus scheme which may be operated in following years.

7.3	The Executive may be invited to participate from time to time at the discretion of the Board in such Share Option Scheme as the Company or any Group Company may implement during the period of his employment. If the Executive does participate, his participation will be in accordance with the rules from time to time of the Share Option Scheme. If the Executive’s employment terminates for any reason and his options, rights or expectations under the Share Option Scheme lapse or are otherwise lost or altered pursuant to the rules, the Executive will not be entitled to any sum or other benefits to compensate him in respect of any loss he may suffer as a result whether by way of damages for wrongful dismissal or breach of contract, compensation for unfair dismissal or otherwise as these Share Option rights do not form part of terms and conditions of employment.
Expenses
8.	The Executive will be reimbursed for all out of pocket expenses and business mileage reasonably and properly incurred by him in the performance of his duties on hotel, travelling, entertainment and other similar items subject to production of satisfactory evidence of expenditure and in accordance with the Company’s Expenses Policy.
Car allowance
9.	The Company will provide the Executive with a car allowance. The amount currently is £750.00 per calendar month.
Allied Healthcare Group Executive Service Contracts) — March 2005

Pension and other benefits
10.1	The Company will pay contributions under personal pension arrangements made by him and acceptable to the Company at the rate of 15% of the Executive’s base salary. There is no contracting out certificate in force in respect of the Executive’s employment

10.2	During his employment the Executive will be entitled to participate for the benefit of himself and his family and at the Company’s expense in the Company’s scheme relating to private medical expenses insurance subject to the rules of the said scheme from time to time and to the Executive continuing to be eligible to participate in or benefit from the scheme.

10.3	The Executive will be entitled to death in service at the rate of four (4) times basic salary. The Executive will also be entitled to Critical Illness benefits.
Holidays
11.1	In addition to normal public holidays the Executive will be entitled to 25 working days’ paid holiday in each calendar year, such holiday to be taken at such time or times as may be approved by the Board.

11.2	Any holiday entitlement, which is not taken by the end of the calendar year to which it relates, will be lost and may not be carried forward. This clause applies irrespective of whether holiday entitlement cannot be taken within the holiday year due to illness, maternity, suspension or any other reason.

11.3	The Executive’s entitlement to paid holiday in the calendar year in which his employment terminates will be 2.08 days for each completed calendar month in that year rounded up to the nearest half day. If the Executive terminates his employment without the Company’s consent before the expiry of notice given by him pursuant to Clause 3.1 or without giving notice or if the Company terminates the Executive’s employment pursuant to Clause 16, then the Executive will only be entitled to the balance of Statutory Minimum Annual Leave.

11.4	Where the Executive has taken more or less than his holiday entitlement in the year his employment terminates, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) his final gross pay calculated at the rate of 1/260th of annual remuneration for each day’s holiday.
Allied Healthcare Group Executive Service Contracts) — March 2005

Outside interests
12.	The Executive will not during his employment (except with the Board’s written permission) whether alone or on behalf of or in association with any other person be directly or indirectly engaged, concerned or interested in any capacity in any trade, business or occupation other than the business of the Company or any Group Company provided the Executive will not be precluded from being interested for investment purposes only as a beneficial owner of any shares representing up to 5 per cent of the total issued share capital in any company whose shares are listed or dealt in on any recognised investment exchange (within the meaning of section 207 of the Financial Services Act 1986).
Confidentiality
13.	The Executive will not either during his employment or at any time following termination for any reason and in any manner use or divulge to any person, company or other organisation (except to officials of any Group Company who are entitled to know) any trade secret or confidential information or information constituting a trade secret acquired or discovered by him in the course of his employment with the Company relating to the private affairs or business of the Company or any Group Company or their suppliers, customers, management or shareholders. This restriction does not apply to any information which is or becomes in the public domain otherwise than through the Executive’s unauthorised disclosure.
Incapacity
14.1	If the Executive is absent from his duties as a result of illness or injury he will notify the Company as soon as possible and complete any self-certification forms required by the Company. If the incapacity continues for a period of 7 days or more he will produce to the Company medical certificates for the duration of the absence.

14.2	Subject as follows and provided he complies with the Company’s notification and certification procedures if the Executive is absent from his duties as a result of illness or injury he will be entitled to receive his full salary for a maximum period (in total) 4 weeks in any period of 12 months, followed by Statutory Sick Pay in accordance with appropriate legislation.
Allied Healthcare Group Executive Service Contracts) — March 2005

14.3	The remuneration paid under Clause 14.2 will include any Statutory Sick Pay payable and when this is exhausted will be reduced by Social Security Sickness Benefit or other benefits recoverable by the Executive (whether or not recovered). For the avoidance of doubt the Executive’s right to receive sick pay from the Company pursuant to Clause 14.2 will not prejudice or limit in any way the Company’s right to terminate the Executive’s employment pursuant to this Agreement.

14.4	Whether or not the Executive is absent by reason of sickness, injury or other incapacity he will at the request of the Board agree to have a medical examination by a doctor appointed and paid for by the Company and subject to the provisions of the Access to Medical Reports Act 1988, the Executive authorises the Board to have unconditional access to any report or reports (including copies) produced as a result of any examination from time to time required by the Board.
Paternity Rights
15.	The Executive will be entitled to statutory paternity rights in accordance with legislation in force from time to time.
Restrictive Covenants
16.1	For a period of 6 months from the date on which the Executive’s employment under this Agreement terminates the Executive will not directly or indirectly whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise
Allied Healthcare Group Executive Service Contracts) — March 2005

16.1.1	be engaged, concerned or interested in, or provide technical, commercial or professional advice to, any other business which in competition with the Company or any Group Company for which the Executive has performed services or had operational or management responsibilities supplies products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or any Group Company during the period of 12 months immediately before the termination of the Executive’s employment and with which sale or supply the Executive was directly concerned or connected or of which he had personal knowledge or in respect of which he had acquired or had access to confidential information

16.1.2	so as to compete with the Company or any Group Company for which the Executive has performed services or had operational or management responsibilities canvass, solicit or approach or deal or contact with any person, firm, company or organisation who or which at any time during the period of 12 months immediately before the termination of the Executive’s employment is or was a client or customer of the Company or any such Group Company or negotiating with the Company or any such Group Company and with whom or which the Executive was directly concerned or connected or of whom or which the Executive had personal knowledge for the sale or supply of products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or any Group Company during the period of 12 months immediately before the termination of the Executive’s employment and with which sale or supply the Executive was directly concerned or connected or of which he had personal knowledge or in respect of which he had acquired or had access to confidential information.
Allied Healthcare Group Executive Service Contracts) — March 2005

16.1.3	solicit, induce or entice away from the Company or any Group Company or, in connection with any business in or proposing to be in competition with the Company or any Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Group Company at any time within the period of 12 months immediately before the termination of the Executive’s Employment who by reason of such employment, appointment or engagement and in particular their seniority and expertise or knowledge of trade secrets or confidential information of the Company or any Group Company or knowledge of or influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or any Group Company whether or not such person would commit any breach of their contract of employment or engagement by leaving the service of the Company or any Group Company;
16.2	Whilst the restrictions in this Clause 16 are regarded by the parties as fair and reasonable it is hereby declared that each of the restrictions is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

16.3	If the Executive applies for or is offered a new employment, appointment or engagement the Executive will before entering into any related contract bring the terms of this Clause 16 to the attention of the third party proposing to employ, appoint or engage him.

16.4	The provisions of this clause 16 shall not apply if the Executive is dismissed by the Company by reason of redundancy or where the Company at its absolute discretion waives its right to rely on the restrictions set out herein.
Allied Healthcare Group Executive Service Contracts) — March 2005

Termination
17.1	The Company may terminate the Executive’s employment immediately by summary notice in writing if he:-
17.1.1	commits, repeats or continues any serious breach of this Agreement; or

17.1.2	is guilty of serious misconduct or gross incompetence as defined in the Company’s Disciplinary policy and procedure; or

17.1.3	adversely prejudices or does or fails to do anything which in the reasonable opinion of the Board is likely to prejudice adversely the interests or reputation of the Company or any Group Company; or

17.1.4	is convicted of any criminal offence (other than an offence which does not in the reasonable opinion of the Board affect his employment); or

17.1.5	becomes bankrupt or enters into or makes any arrangement or composition with or for the benefit of his creditors generally; or

17.1.6	becomes of unsound mind; or

17.1.7	is banned from driving and as a result is unable to perform his duties under this Agreement.

17.1.8	subject to the provisions of the Disability Discrimination Act 1996 and the ACAS Code of Practice on long term illness, becomes incapacitated by illness, injury or otherwise from performing his duties for a period exceeding (in total) 26 weeks in any period of 12 months.
17.2	After notice of termination has been given by either party under Clause 3.1 or if the Executive seeks or indicates an intention to resign from his employment without notice, provided that the Executive continues to be paid and to enjoy his full contractual benefits until his employment terminates in accordance with the terms of this Agreement, the Board has absolute discretion for all or part of the notice period under Clause 3.1 to exclude the Executive from the premises of the Company and/or require his to carry out specified duties for the Company other than those referred to in Clause 4 or to carry out no duties and/or to instruct his not to communicate with suppliers, customers, employees, agents or representatives of the Company or any Group Company until his employment has terminated.

17.3	On commencement of any period of exclusion pursuant to Clause 17.2 the Executive will deliver up to the Company in accordance with Clause 19 all property belonging to the Company or any Group Company. During any such exclusion period Statutory Minimum Annual Leave entitlement will accrue. Any untaken annual
Allied Healthcare Group Executive Service Contracts) — March 2005

leave entitlement accrued up to the beginning of the exclusion period should be taken during that period. The Executive will agree annual leave days in advance with the Board.
Deductions
18.	The Executive authorises the Company to deduct from his remuneration on termination of employment (including salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by him to the Company or any Group Company.
Documents and Company Property
19.	On termination of his employment for any reason (or earlier if requested) the Executive will immediately deliver up to the Company originals and copies of all documents, accounts, computer disks and printouts and all other property in his possession or control which belong or relate in any way to the business of the Company or any Group Company.
Disciplinary and grievance procedures
20.	The Company has a disciplinary procedure, which is available from the Company Secretary. If the Executive has a grievance in relation to his employment or is dissatisfied with a disciplinary decision against him he may apply in writing to the Board pursuant to the Company’s Grievance procedure. The Board’s decision in relation to the Executive’s grievance shall be final.
Allied Healthcare Group Executive Service Contracts) — March 2005

Notices
21.	Notices to be given under this Agreement by the Executive to the Company should be left at its registered office or sent by first class post and notices given by the Company to the Executive should be handed to him personally or sent by first class post or sent by facsimile transmission addressed to his usual or last known place of residence.
Law and jurisdiction
22.	This Agreement will be governed by and interpreted in accordance with the law of England and Wales. The parties submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.
THIS AGREEMENT (including the Statutory Statement of Initial Employment Particulars pursuant to Section 1 Employment Rights Act 1996) has been signed on behalf of the Company on the date set out at the beginning.

SIGNED by	)
for and on behalf of	)	/s/ Sandy Young
THE COMPANY	)	Chief Executive Officer

SIGNED by THE EXECUTIVE	)	/s/ Paul Weston
Paul Weston
Dated 1 May 2008
Allied Healthcare Group Executive Service Contracts) — March 2005